EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109474, 333-100238, and 333-53384 of BioSante Pharmaceuticals, Inc. (BioSante) on Form S-8 and Registration Statement Nos. 333-64218 and 333-116110 of BioSante on Form S-3 of our report dated March 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph that indicates that BioSante is in the development stage), appearing in this Annual Report on Form 10-KSB of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 30, 2005